Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BAKKT HOLDINGS, INC.

Bakkt Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.	The name of the Corporation is Bakkt Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 15, 2021.

2.	The Corporation’s Certificate of Incorporation, as amended, is hereby further amended by amending and restating the first sentence of Article IV, Section 4.1 in its entirety, to read as follows:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 71,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 70,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (A) 60,000,000 shares of Class A common stock (“Class A Common Stock”) and (B) 10,000,000 shares of Class V common stock (“Class V Common Stock”).”

3.	This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment shall become effective on June 17, 2025 at 6:30 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on June 17, 2025.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary